Free Writing Prospectus

Filing Pursuant to Rule 433

Filed on September 13, 2016

Registration Statement No. 333-207859-04

CORRECTED A2 TRANCHE SIZES:	JT-BOOKS: Credit Ag (struc)/BofAML/Barclays/GS	CO-MGRS: BMO/Lloyds/RBS/SMBC

CLS	QTY/$MMs	MDY/Ftch	WAL	E/F	L/F	LEVEL	YLD	CPN	$SPX
A-1	119.00	P-1/F1+	0.27	04/17	09/17	0.78% YLD	0.78%	0.78%	100.00000
A-2-A*	320.00	Aaa/AAA	1.30	07/18	02/19	EDSF+36	1.355%	1.35%	99.99847
A-2-B*	75.00	Aaa/AAA	1.30	07/18	02/19	1ML+36			100.00000
A-3	287.00	Aaa/AAA	2.20	03/19	12/19	IS+56	1.616%	1.61%	99.99874
A-4	89.30	Aaa/AAA	2.59	05/19	05/20	IS+71	1.792%	1.78%	99.98648
B	41.74	Aa2/AA	2.68	06/19	05/20	IS+90	1.988%	1.97%	99.97439
C	38.49	A2/A	2.74	07/19	05/20	IS+130	2.392%	2.38%	99.99957
D	29.82	Baa2/BBB	2.83	NOT OFFERED

BILL & DELIVER: Credit Ag	BBG TICKER: GMALT 2016-3	REGISTRATION: SEC Registered	EXPECTED RATINGS: Moody’s/Fitch	EXPECTED SETTLE: 09/22/2016
FIRST PAY DATE: 10/20/2016	ERISA ELIGIBLE: Yes	MINIMUM DENOMS: 1k x 1k	PXG SPEED: 100PPC to Maturity
CUSIPS: A1—36251M AA9, A2A—36251M AB7, A2B—36251M AC5, A3—36251M AD3, A4—36251M AE1, B—36251M AF8, C—36251M AG6
Attached materials
• Preliminary OM
• CDI file

Intex:

Deal name: casgmal1603

Password: JXVU

Deal Roadshow:	www.dealroadshow.com

Password: GMALT2016-3

The issuer has filed a registration statement (including a prospectus) with the SEC for the new offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1- 866-807-6030.